Exhibit 99.4

EXHIBIT B

SPLIT DOLLAR POLICY ENDORSEMENT

Insurer(s)/
Policy(ies) No.:	Insured/Participant:

Supplementing and amending the application of ACNB Bank for the Insurer(s) listed above, the applicant requests and directs that:

Beneficiaries

1.                          Subject to the ACNB Bank Amended and Restated Director Supplemental Life Insurance Plan, the terms and conditions of which are incorporated by reference herein, the beneficiary designated by the Insured, or his/her transferee, shall be the beneficiary of an amount of death proceeds equal to:

a)                                     Death Prior to Separation from Service.  If the Participant was an active Director at the time of death, the Participant’s beneficiary shall be entitled to $250,000; or,

b)                                     Death After Separation from Service.  If the Participant dies after separating from service and the Participant separated from service after reaching the Retirement Age or having served at least a total of nine years as a Director, the beneficiary shall be entitled to $250,000 upon the Participant’s death.  Service as an elected Director of an institution acquired by ACNB Bank would count towards the aforementioned years of service requirement.  If the Participant dies after separating from service and the Participant separated from service prior to reaching the Retirement Age and prior to serving a total of nine years as a Director, the beneficiary shall be entitled to $100,000 upon the Participant’s death.

2.                          The beneficiary of any remaining death proceeds shall be ACNB Bank, a Pennsylvania state chartered bank located in Gettysburg, Pennsylvania (the “Company”).

Ownership

3.                          The Owner of each Policy shall be the Company.  The Owner shall have all ownership rights in the Policy, except as may be specifically granted to the Insured or his or her transferee in Paragraph 4 of this Endorsement.

4.                          The Insured or his or her transferee shall have the right to assign all rights and interests in the Policy(ies) with respect to that portion of the death proceeds designated in Paragraph 1 of this Endorsement.

Modification of Assignment Provisions of the Policy

Upon the death of the Insured, the interest of any collateral assignee of the Owner of the Policy designated in Paragraph 3 above shall be limited to the portion of the proceeds described in Paragraph 2 above.

Owner’s Authority

The Insurer is hereby authorized to recognize the Owner’s claim to rights hereunder without investigating the reason for any action taken by the Owner, including its statement of the amount of premiums it has paid on the Policy(ies).  The signature of the Owner shall be sufficient for the exercise of any rights under this Endorsement, and the receipt of the Owner for any sums received by it shall be a full discharge and release to the Insurer.  Any transferee’s rights shall be subject to this Endorsement.

Executed this 27th day of November, 2018

COMPANY:	ACNB Bank

	By	/s/ James P. Helt
James P. Helt
President & Chief Executive Officer